Exhibit 10.1

June 15, 2015

Mr. Raymond D. Cook

Dear Raymond:

I am very pleased to offer you employment as Senior Vice President and Chief Financial Officer. Please note that this offer is contingent upon formal approval of the Board of Directors Compensation Committee.

Outlined below are the details of the offer:

Base Salary

This is an exempt position with a base salary of $6,250.00 per week, which if annualized is $325,000.00 per year.

Sign On Bonus

Within 10 days of your hire date, you will receive a sign on bonus of $50,000.  This bonus will be subject to applicable taxes.  Should you voluntarily resign your position with the company before your first anniversary date, you will be required to repay AeroVironment this sign-on bonus money.

Annual Bonus Program

You will participate in the Fiscal-Year 2016 Management Bonus Plan.  FY 2016 began May 1, 2015 and will end April 30, 2016.  The management bonus plan is performance-based with a bonus target of $190,000 for fiscal year 2016.  Your management bonus will be tied to meeting Fiscal-Year 2016 AV Annual Operating Plan targets and company-wide business priorities.  The specific financial and performance objectives to earn the bonus will be formalized after you begin employment. You must be a full-time employee of AeroVironment at the time of pay out to receive any earned bonus. Bonuses are paid after we have formally closed our financial year, normally on or before July 15th of each year.

Long Term Bonus Program

You will be eligible to participate in the FY 2015 and FY 2016 Long Term Bonus Plans which will complete on 4/30/17 & 4/30/18 respectively.  The target bonus amount for each of these plans is $190,000.00.  Your participation in the FY 2015 plan will be prorated based on your tenure with the company.  More specifics regarding this plan will be provided after you begin employment.

Long Term Equity Incentive

You will be eligible to participate in the AeroVironment 2006 Equity Incentive Plan.  It will be recommended by management to the compensation committee of the board of directors that you be granted 15,000 restricted stock awards and 30,000 options both of which will vest over a five year period at 20% per year.  Awards will be issued after formal approval by the Board of Directors.

Severance Agreement

In the event the Company terminates your employment without Cause within the first year of your employment, and provided you abide by the conditions set forth in the attached Severance Agreement, you will be eligible to receive as severance pay, an amount equal to twelve (12) months of your then current base salary, less all applicable taxes and withholdings (the “Severance Pay”).  This provision will terminate at your one-year anniversary with the company.

Benefits

Attached you will find a summary of our benefits and a summary plan description for our medical and dental plans.  Your life, medical, dental and long-term disability insurance will become effective on your hire date.  The face value of your life insurance will be $300,000.  We will make an exception to our standard vacation accrual policy.  From the start of your employment up to your 12th anniversary date, you will accrue a maximum of 3 weeks (120 hours) of vacation per year.

181 W. Huntington Drive, Suite 202, Monrovia, CA 91016

Telephone (626) 357-9983 • Fax (626) 359-9628

Other Information

All employees are required to sign a “Patent and Confidentiality Agreement”.  We have enclosed a copy of this agreement for your review.  Please be prepared to execute this document on your first date of employment.

Please note it is the company’s policy to do credit, criminal and education background verifications.  As such, this offer is contingent upon receipt of acceptable findings. Attached is a Disclosure and Consent document which outlines your rights related to this process and gives us permission to obtain this information.  Please complete this form and fax it back to me as soon as possible.

AeroVironment has an Employment at Will policy.  As such, the terms of this offer letter are not intended and shall not be deemed a contract of employment.  This means that either you or the Company are free to end the employment relationship at any time, with or without notice or cause.  And nothing in this letter or the Company’s policies or procedures, either now or in the future, are intended to change the at-will nature or our relationship.

Because AV is a government contractor, all of its employees must provide certain documentation to satisfy the International Traffic in Arms Regulations (ITAR).  You can meet this requirement by providing: (1) a valid US passport or Permanent Resident Card, or (2) a valid driver’s license and original or notarized birth certificate.  Please be sure to bring these documents with you on your date of hire.

These same documents can also be used to establish your identity and employment eligibility for purposes of Employment Eligibility Verification Form I-9.  Alternatively, with regard to Form I-9, you can also bring any of the other documents listed in the enclosed “List of Acceptable Documents”.

We are extremely impressed with your qualifications and look forward to having you on board as an employee.  To accept this offer, please sign this letter and return it to me.  This offer will remain valid until July 1, 2015 and assumes that your will begin employment on July 7, 2015.  If you have any questions, please feel free to contact me at (626) 357-9983, ext. 219.

Sincerely,

/s/ Cathleen Cline
Cathleen S. Cline
Sr. Vice President of Administration

I accept the offer and conditions described in this letter. I will be available for employment on

07/07/2015	.

/s/ Raymond Cook	06/16/2015
Raymond D. Cook	Date